EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz

President and CEO

E Com Ventures, Inc.

954-335-9030

E Com Ventures, Inc. to Acquire Model Reorg, Inc.

SUNRISE, FL, December 21, 2007 — E Com Ventures, Inc. (Nasdaq: ECMV) announced today that it has entered into an Agreement and Plan of Merger with Model Reorg, Inc. (“Model”), a corporation controlled by the family of Glenn and Stephen Nussdorf, principal shareholders of E Com. Pursuant to the terms of the Agreement, Model will be merged into a newly formed wholly-owned subsidiary of E Com in exchange for the issuance of 5,900,000 shares of E Com’s common stock and warrants to acquire an additional 1,500,000 shares of E Com common stock at an exercise price of $23.94. The warrants will have a 10-year term, will not be exercisable for the first three years and will not be transferable, with limited exceptions.

The definitive Agreement was reached after extensive negotiations between Model and a special committee comprised of the independent Board members of E Com, which retained independent counsel and financial advisors. The special committee received an opinion from Financo, Inc. that, as of the date of the Merger Agreement and subject to various assumptions and qualifications set forth therein, the consideration to be paid by E Com in the merger is fair to the shareholders of E Com (other than shareholders of E Com who own or whose affiliates own securities of Model Reorg) from a financial point of view.

The Merger Agreement contains certain significant modifications from Model’s original proposal to E Com. These differences include a reduction of 496,649 in the number of shares of E Com common stock to be issued to the Model shareholders at the closing, the inclusion of a requirement that the Model shareholders indemnify E Com against certain contingent liabilities, the issuance of the warrants, and the elimination of the condition that the transaction be approved by a majority of the disinterested shareholders of E Com. The Merger Agreement also requires Model to refinance debt owed by Model to an affiliate. The refinancing is to be through a $50 million three-year term loan from the affiliate and, if needed, a transfer of inventory from Model to the affiliate to pay any remaining balance. The new affiliate loan will be subordinated to the new secured credit facility described below.

The consummation of the Merger is subject to certain conditions, including approval by the holders of a majority of the issued and outstanding shares of E Com, expiration of the anti-trust waiting period under the Hart Scott Rodino Act, approval by NASDAQ of the listing of the shares to be issued, and the availability of a new $280 million secured credit facility to replace E Com’s and Model’s existing third party credit facilities. The new credit facility is expected to provide sufficient funds to enable E Com to accelerate its growth by adding additional Perfumania retail stores.

Following the merger, the Nussdorf family, which currently owns 36.4% of E Com’s outstanding common stock, would own approximately 70.9% of E Com’s outstanding common stock. Giving effect to the conversion of the $5 million E Com subordinated note currently held by them and the exercise of the warrants to be issued to them in the transaction, but not assuming the exercise of any outstanding options held by E Com officers and directors, they would own approximately 74.5% of E Com’s common stock.

In addition, the E Com Board approved changing the Company’s name to Perfumania Holdings, Inc., subject to shareholder approval.

“The merger of Model, a diversified wholesale and retail fragrance company, with E Com, a specialty retailer and wholesaler of fragrances and related products, under the name Perfumania will enable E Com to compete more effectively in the retail fragrance business,” stated Michael W. Katz, President and Chief Executive Officer of E Com and Model. “We are very excited about the opportunities for future growth as a consequence of the merger,” Katz continued.

Forward Looking Statements

This press release includes forward-looking information, including statements regarding the proposed merger with Model and its effects. Some of these statements, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend,” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements of those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to meet the conditions to the merger, our ability to service our obligations, our ability to comply with the covenants in our new credit facility, general economic conditions, competition, potential technology changes, changes in or the lack of anticipated changes in the regulatory environment in various countries, the ability to secure partnership or joint-venture relationships with other entities, the ability to raise additional capital to finance expansion, the risks inherent in new product and service introductions and the entry into new geographic markets and other factors included in our filings with the SEC. E Com undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Where to Find Information About the Merger

In order to effectuate the vote of its shareholders, E Com will file a proxy statement and other documents regarding the merger transaction with the Securities and Exchange Commission (“SEC”). E Com shareholders are urged to read the proxy statement when it becomes available because it will contain important information. Investors and shareholders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by E Com with the SEC for free on the SEC’s web site, www.sec.gov. They may also obtain copies from E Com Investor Relations at 251 International Parkway, Sunrise, Florida 33325.

Participants in the Proxy Solicitation

E Com and its directors (including Stephen Nussdorf) and executive officers may be deemed to be participants in any solicitation of proxies of E Com shareholders in connection with the transaction. Such individuals may have interests in the transaction. Current, detailed information about the affiliations and interests of the participants in the solicitation, by stock ownership or otherwise, can be found in the proxy statement relating to E Com’s 2006 Annual Meeting of Stockholders that was filed with the SEC on November 7, 2006, in E Com’s Form 10-K filed on May 4, 2007 and its Form 10-K/A filed on June 4, 2007, in any proxy statement relating to E Com’s next Annual Meeting of Stockholders, and in any proxy statement that will be filed with the SEC in connection with the transaction.